Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Imation Corp’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 8, 2013